Exhibit 5.1

Michael L. Platt T: +1 720 566 4012 mplatt@cooley.com

April 12, 2013

Rally Software Development Corp.

3333 Walnut Street

Boulder, CO  80301

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Rally Software Development Corp., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 4,705,413 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 1,889,379 shares of Common Stock (the “2002 Shares”) pursuant to the Company’s Amended and Restated 2002 Stock Option Plan (the “2002 Plan”), (b) 2,346,695 shares of Common Stock (the “2013 Shares”) pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), and (c) 469,339 shares of Common Stock (the “2013 ESPP Shares”) pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “2013 ESPP”, and together with the 2002 Plan, the 2013 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon our review of (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2002 Shares, the 2013 Shares and the 2013 ESPP Shares, when sold and issued in accordance with the 2002 Plan, the 2013 Plan and the 2013 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023  T: (720) 566-4000  F: (720) 566-4099  WWW.COOLEY.COM

Rally Software Development Corp.

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We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael L. Platt
Michael L. Platt, Partner